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                                                                    Exhibit 10.9

                          AMENDMENTS TO PHYTOTECH, INC.
                                STOCK OPTION PLAN

     RESOLVED, that Section 2 of Phytotech, Inc. Stock Option Plan (the "Plan") be amended as follows:

" 'Common Stock means no par voting and non-voting Common Stock of the Corporation' "; and be it

     FURTHER RESOLVED, that Section 6.01 of the Plan be amended as follows:

"6.01. Subject to adjustment pursuant to Section 6.02 and Section 10.05, the aggregate number of shares of Common Stock available for grant under the Plan is 2,500,000 consisting of 750,000 shares of voting Common Stock and 1,750,000 shares of non-voting Common Stock. Of such amount, the aggregate number of shares of Common Stock available for grant as an Incentive Stock Option under the Plan is 2,500,000 of which 750,000 shares may be voting Common Stock and 1,750,000 shares may be non-voting Common Stock."